UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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CONSOL ENERGY INC.

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CONSOL Energy Inc.

275 Technology Drive, Suite 101

Canonsburg, Pennsylvania 15317

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 26, 2022

This proxy statement supplement, dated April 18, 2022 (the “Supplement”), supplements the definitive proxy statement (which we refer to as the “Proxy Statement”) of CONSOL Energy Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on March 17, 2022 relating to the annual meeting of stockholders of the Company to be held on Tuesday, April 26, 2022, at 9:00 a.m., eastern time, via live webcast at www.virtualshareholdermeeting.com/CEIX2022. The purpose of this Supplement is to provide additional information with respect to the Board’s commitment to recruit diverse candidates to fill the vacancies on the Board and to address concerns received with respect to our 2021 executive compensation program. Except as described in this Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies.

PLEASE READ THIS SUPPLEMENT CAREFULLY IN CONJUNCTION WITH THE PROXY STATEMENT

Dear Stockholders,

GLASS LEWIS REPORT RECOMMENDS A “FOR” VOTE ON ALL VOTING MATTERS. On March 29, 2022, the Company received a summary of the Proxy Paper published by Glass Lewis with respect to the voting matters set forth in our 2022 Proxy Statement (the “Glass Lewis Report”). We were pleased to see that the Glass Lewis Report concurred with the Board and management’s recommendations on all voting matters – that is, a “FOR” vote on all directors, a “FOR” vote on Ernst & Young LLP as our Independent Registered Public Accounting Firm and a “FOR” advisory vote on Executive Compensation. No concerns were noted in the Glass Lewis Report for these voting matters.

ISS REPORT RECOMMENDS “WITHHOLD” VOTE ON DIRECTOR NOMINEE ROBERSON, “AGAINST” ADVISORY VOTE ON EXECUTIVE COMPENSATION, AND “FOR” ALL OTHER MATTERS. On April 6, 2022, the Company received a copy of the ISS Proxy Analysis & Benchmark Policy Voting Recommendations with respect to the voting matters in our 2022 Proxy Statement (the “ISS Report”). While the ISS Report concurred with the Board and management’s recommendations on 6 out of 8 voting items, we were disappointed to see ISS recommend a “WITHHOLD” vote on Director Nominee Roberson and an “AGAINST” an advisory vote on Executive Compensation.

DIRECTOR NOMINEE ROBERSON DISCUSSION. ISS is recommending a withhold vote on Director Nominee Roberson as he is the Chair of the Nominating & Corporate Governance Committee and the Board does not have a racially or ethnically diverse Director. We disagree with this recommendation. Diversity is very important to the Company and its Board, as evidenced by our diversity policy, adopted in 2018. In the short 4+ years since our Company was formed, we have not only adopted said diversity policy, but also filled the vacancy created by a retiring director in 2019 with a female director. In 2020, we also filled the vacancy created by our departing Chief Financial Officer with a racially diverse Chief Financial Officer. Indeed, our General Counsel is also a female, such that 2 of our 5 NEOs at the current time are diverse either in gender or race.

BOARD COMMITMENT TO NOMINATION OF DIVERSE BOARD MEMBER AT 2023 ANNUAL MEETING: Planning for board succession at our Company is an ongoing and iterative process and one which we take very seriously. As stated in our Corporate Governance Guidelines, the Company seeks to maintain a Board comprised of talented and dedicated directors with a diverse mix of expertise, experience, skills and backgrounds. The skills and backgrounds collectively represented on the Board should reflect the diverse nature of the business environment in which the Company operates and needed to measurably move the Company forward. For purposes of Board composition, diversity includes, but is not limited to, business experience, geography, age, gender, and ethnicity. Our Board has committed to nominating a racially or ethnically diverse nominee for election at the 2023 Annual Meeting of Stockholders or appointing such a diverse individual to our Board sooner.

ADVISORY EXECUTIVE COMPENSATION DISCUSSION. ISS is recommending against the advisory vote on Executive Compensation for four stated reasons as follows. We disagree with this recommendation and the stated reasoning behind it, as discussed below.

(1)

The CEO’s employment agreement was recently amended to provide for multi-year guaranteed cash bonuses. Contrary to this statement, the CEO’s employment was amended in February of 2021 and filed with the SEC on February 12, 2021. To date, we have not heard any concerns from any shareholders regarding the cash bonuses which were established by our Company and publicly disclosed over a year ago. As discussed in our 2022 Proxy Statement, these bonuses were adopted by the Board, following discussion with the Compensation Committee and consultation with our independent compensation consultant, to retain Mr. Brock who otherwise planned to retire from the Company in December of 2022. Under Mr. Brock’s leadership since inception, the Company has grown from approximately $600 million market capitalization to an approximately $1.47 billion market capitalization, reduced aggregate debt levels by $290 million, produced positive cash flow in every year and seen an increase in its share price from $21.45 to $48.78. During the same time period, the Company has opened a new metallurgical coal mine, established GHG emission reduction targets and invested in a portfolio of new technologies such as advanced carbon materials, waste coal utilization and greenhouse gas reduction technologies, that are consistent with our Company priorities. During this same time period, numerous competing coal companies filed bankruptcy, saw their market capitalization and share price decrease significantly and did not perform nearly as well as our Company did financially. Our Board had the foresight to retain Mr. Brock as CEO through the use of the retention bonuses, and even with such bonuses, Mr. Brock’s pay ratio as compared with the Company’s median pay employee was 55, while the average pay ratio for 494 of CEOs’ of the companies in the S&P 500 was 282.

(2)

The CEO’s bonus opportunity is relatively high compared to peers. Mr. Brock’s TARGET annual incentive opportunity is above market median, but this has been the case for several years and ISS has never previously criticized this feature of his pay. More importantly, however, Mr. Brock’s ACTUAL TOTAL compensation (as reported in the Summary Compensation Table) is well below the ISS Multiple of Median cap (1.73 times vs. 2.33 times), and would be even lower but for the supplemental retention payments.

(3)

The company provided limited disclosure on how the quarterly payments of annual incentives were made. Quarterly payouts were implemented to promote retention and engagement at a time when the Company was concerned with significant turnover in executive talent in light of negative industry trends, negative national trends (spurred on by Covid-19), and extreme local competition for talent. For example, according to the United States Bureau of Labor Statistics, in 2020 and in 2021, the United States mining and logging industries had an average voluntary employee turnover rate of 17.7% and 20.6%, respectively. Notably, under our CEO’s leadership, the Company’s voluntary employee turnover rates during the same periods were 4.8% and 6.1%, respectively. Quarterly payouts of annual incentives do not increase the cost of the plan, nor alter the connection to overall annual financial results and the fourth quarter and annual reconciliation process effectively precludes the possibility of overpayment on an annual basis.

(4)

Long term incentives utilize annual performance measurement periods. Due to strong historical share price volatility in publicly traded coal companies, setting financial goals for longer than 1-year periods significantly increases the potential for no payouts or windfall payouts from year to year, defeating the long-term retention and engagement objectives of these incentives. Our approach, which is not uncommon among publicly traded companies, effectively averages the results of three 1-year performance cycles in a 3-year award.

We respectfully request that each of our shareholders vote in favor of all voting matters in our 2022 Proxy Statement. Should you wish to discuss, please contact us at 724-416-8336 or NathanTucker@consolenergy.com. Thank you for your consideration in this regard.

By Order of the Board of Directors.

Martha A. Wiegand

General Counsel and Secretary

April 18, 2022